UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC

                              FORM 8-K
                           CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

Date of Report (Date of Earliest Event Reported): March 31, 1998



                           CTS CORPORATION
       (Exact Name of registrant as specified in its charter)




     Indiana                   1-4639               35-0225010

(State of other juris-     (Commission File   (I.R.S. Employer
diction of incorporation)   Number)           Identification No.)



905 West Boulevard North, Elkhart, Indiana             46514
(Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code (219) 293-7511













                             Page 1 of 2

Item 5.  Other Events

     The information regarding an announcement on March 31, 1998 contained in the press release, filed as Exhibit A to this report, is incorporated herein by reference.

                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CTS CORPORATION



Dated:  March 31, 1998             /s/ Jeannine M. Davis

                                   Jeannine M. Davis
                                   Vice President, Secretary and
                                   General Counsel


                          Page 2 of 2


                                             March 31, 1998


FOR RELEASE:  Immediately



             CTS ANNOUNCES DYNAMICS INTEGRATION ACTIONS


     Elkhart, IN...March 30, 1998. CTS Corporation (NYSE: CTS) announced key steps in the integration of its acquisition of Dynamics Corporation of America. The Dynamics acquisition was completed in the fourth quarter of 1997.

     The integration of Dynamics' IERC and Reeves-Hoffman businesses into CTS electronics manufacturing operations has been substantially completed. CTS has established a task force, which includes outside advisors, to study the repositioning or possible divestiture of Dynamics' remaining businesses (consisting of its small appliances, power and controlled environmental systems and fabricated metal products and equipment businesses), with the objective of selling, closing or integrating them into CTS' existing businesses by the end of this year. These businesses had combined full year 1997 net sales of $100.1 million and a total book value of $31.6 million at the end of 1997.

     CTS also announced that it would close Dynamics' corporate headquarters in Greenwich, Connecticut by June 30, 1998. In connection with the closure, Andrew Lozyniak and Patrick Dorme, Dynamics' chief executive officer and chief financial officer, respectively, will be retiring effective April 1, 1998, but have agreed to consult with CTS for a transition period. Mr. Lozyniak has agreed to remain a member of the CTS Board of Directors through at least the date of CTS' 1999 annual meeting of shareholders; Mr. Dorme will leave the CTS Board on July 1, 1998. CTS also purchased 226,360 shares of its common stock from these executives at $32.60 per share, the average closing price for the 20 trading days ended March 25th. In addition, Mr. Lozyniak surrendered his option to purchase 300,000 CTS shares in exchange for a payment equal to the spread between $32.60 per share and the $20.83 exercise price. Giving effect to these transactions, CTS may acquire in open-market or privately negotiated transactions up to 320,610 additional shares under its existing Board repurchase authorization.

     "We are pleased with our progress in assimilating the Dynamics organization," said Joseph P. Walker, chairman and chief executive officer of CTS. The closure of Dynamics' headquarters will result in $2.4 million of annual after-tax cost savings, including about half of that amount this year. The costs we will incur in connection with these actions were provided for through the 1997 transaction with DCA. Combined with the approximately $1.0 million of annual after-tax cost savings previously obtained, we expect that cost savings and synergies from the acquisition will be well in excess of our original target of $2.0 million. Finally, we expect the option and share repurchase transactions to be accretive to 1998 earnings per share," Walker said.

                            #  #  #  #  #

     CTS is primarily a diversified manufacturer of electronic components for the automotive, computer equipment and communications equipment markets. The Company, headquartered in Elkhart, Indiana, operates 21 manufacturing plants in the United
States and abroad.

     The Company's plans, estimates and beliefs concerning the future contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those reflected herein due to a variety of factors that could affect the Company's operating results, liquidity and financial condition, such as risks associated with the integration of acquired operations, competitive factors and price pressures, shifts in market demand and general economic conditions, foreign operations and developments and other factors.